Exhibit 10.2
EXECUTION COPY
First Amendment to Lease
     This First Amendment to Lease (“Amendment”) is by and between PDM Unit 850, LLC, a Delaware limited liability company (“Landlord”), and Alkermes, Inc., a Pennsylvania corporation ( “Tenant”) and is executed as of this 18th day of June, 2009.
     WHEREAS, Landlord and Tenant are parties to a certain Lease (as amended by this Amendment, the “Lease”) dated as of April 22, 2009, with respect to certain premises (the “Original Premises”) located at 850 Winter Street, Waltham, Massachusetts;
     WHEREAS, Tenant desires to expand the Premises to include a certain portion of the third floor of the Building more particularly shown on Exhibit A, attached;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Undefined Terms. All capitalized terms used herein and not herein defined shall have the meanings set forth in the Lease.
2. Expansion Space. Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord the portion of the third floor of the Building shown on Exhibit A to this Amendment containing 15,254 rentable square feet (the “Expansion Space”). The Expansion Space shall be added to and leased by Tenant as part of the Premises under the Lease on all of the terms set forth therein, except as otherwise provided in this Amendment, and except as otherwise expressly set forth herein all references to the Premises in the Lease shall hereafter mean the Original Premises plus the Expansion Space, which together consist of 115,489 rentable square feet in the aggregate. The Expansion Space is included within the Office Portion as defined in Section 1.03 of the Lease. Tenant acknowledges that its right to expand the Premises pursuant to Article 23 of the Lease has expired with respect to the third floor of the Building.
3. Expansion Space Base Rent. Effective as of the date hereof, Section 2.01 of the Lease is hereby deleted in its entirety and the following is inserted in its place:
“Section 2.01. Base Rent. (a) The “Rent Commencement Date” shall mean, respectively, (x) for the Office Portion (other than the Expansion Space), the date that is six months after the Commencement Date for the Office Portion, (y) for the Lab Portion, the date that is five months after the Commencement Date for the Lab Portion, and (z) for the Expansion Space, the date that is eighteen (18) months after the Commencement Date for the Office Portion. Beginning on the Rent Commencement Date for the applicable Portion and/or Expansion Space, and on the first day of each month thereafter, the Tenant shall pay the Landlord base rent (“Base Rent”) in equal monthly installments, in advance, pursuant to the following schedule:

	Annual Base	Annual Base Rent	Monthly Base
	Rent for the	Per Rentable	Rent for the
Period	entire Premises*	Square Foot	entire Premises*

From the Rent Commencement Date through the last day of the 42nd calendar month after the initial Commencement Date.	$2,887,225.00	$25.00	$240,602.08

From the first day of the 43rd calendar month after the Commencement Date through the last day of the 78th calendar month after the initial Commencement Date	$3,118,203.00	$27.00	$259,850.25

From the first day of the 79th calendar month after the initial Commencement Date through the expiration of the term of this Lease	$3,383,827.70	$29.30	$281,985.64

*	In the event that the Office Portion (other than the Expansion Space), Lab Portion, and Expansion Space Rent Commencement Dates do not occur on the same day, the Annual Base Rent and Monthly Base Rent shall be apportioned among such areas based on rentable square feet.
     If any Rent Commencement Date is other than the first day of the month, then, with respect to the partial month following such Rent Commencement Date, Tenant shall pay to Landlord on the applicable Rent Commencement Date a pro-rated share of the Base Rent that would have otherwise been payable for such month (based on the number of days remaining in such month) had such Rent Commencement Date occurred on the first day of such month.”
4. Additional Rent. Commencing on the date that is nine months following the Commencement Date for the Office Portion, Tenant’s Pro Rata Share shall increase to 45.55% with respect to the Office Portion and 64.15% with respect to the entire Premises. Any electricity for the Expansion Space shall be payable pursuant to Section 3.01 of the Lease commencing on the Commencement Date for the Office Portion.
5. Condition of Premises and Finish Work Allowance.
     (a) Landlord shall deliver the Expansion Space to Tenant in its “as is” condition, and Landlord shall have no obligation to undertake any Finish Work or provide any Finish Work Allowance with respect to the Expansion Space, except as otherwise expressly provided in this Section 5.
     (b) Landlord shall provide Tenant with an allowance for the costs (the “ES Allowance Costs”) of the work (the “Expansion Space Work”) necessary to prepare the Expansion Space for Tenant’s initial occupancy (including the costs of constructing such Expansion Space Work (the “Hard Costs”) and architectural and engineering fees incurred in the design of such Expansion Space Work), Tenant’s outside legal fees incurred in connection with the Lease and the First Amendment to Lease, Tenant’s third party expenses to move into the Premises and to the purchase and installation of data and telecommunications cabling, signage, equipment, trade fixtures and/or furniture in the Premises) in an amount not to exceed $823,716.00 (i.e., $54.00 per rentable square foot of the Expansion Space (the “ES Work Allowance”). At least $686,430.00 of the ES Work Allowance (i.e., $45.00 per rentable square foot of the Expansion Space (the “ES Minimum Expenditure Threshold”) must be spent on Hard Costs for the Expansion Space Work. All costs for the Expansion Space Work in excess of the ES Work Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement or allowance therefore, provided, however, that any portion of the ES Work Allowance in excess of the ES Minimum Expenditure Threshold and not applied towards the Expansion Space Work may be applied towards the Lab Portion at Tenant’s election.
     Landlord shall disburse funds to Tenant for ES Allowance Costs incurred by Tenant within forty-five (45) days of Tenant’s request (which request may not be made more than once per month) if such request is submitted at least five (5) business days prior to the day on which Landlord is to submit its monthly requisition for loan disbursement to its construction lender if the following conditions have been fully satisfied: (a) no Event of Default then exists and; (b) Landlord shall have no reason to believe that any work for which payment is requisitioned has not been properly completed and (c) Tenant shall have complied with any other reasonable requirements of Landlord’s construction lender for disbursement of ES Allowance Costs that are comparable to requirements applicable to disbursements of funds for Base Building Work (but excluding requirements that are clearly inapplicable to Tenant or the work to which such ES Allowance Costs relate, such as a requirement that there be no borrower default under the loan documents). Requests for disbursement of the ES Work Allowance that are not timely submitted or for which any of the conditions to payment of the ES Work Allowance have not been satisfied, shall be included in Landlord’s next construction loan requisition and paid to Tenant within thirty (30) days following submission of the same to Landlord’s construction lender, provided that the conditions to payment are then satisfied. Requests for disbursement of the ES Work Allowance for which any of the conditions to payment of the ES Work Allowance have not been satisfied with respect to a particular aspect of design of the Expansion Space Work shall be funded to the extent that such requests otherwise comply with the conditions to payment and to the extent that Landlord’s construction lender actually funds comparable partially incomplete requisitions for Base Building Work.
     If Landlord fails timely to pay any portion of the ES Work Allowance to Tenant when due pursuant to the immediately preceding paragraph, then until such past due amount is paid or recouped hereunder it shall accrue interest at the Default Rate, and Tenant shall have the right to deduct any such past due amount, together with interest, from the next installment(s) of Base Rent allocable to the Expansion Space and Tenant’s Pro Rata Share of Operating Expenses and Tenant’s Pro Rata Share of Taxes due under this Lease with respect to the Expansion Space until Tenant has received full credit or otherwise has been fully reimbursed for the amount due to Tenant. Notwithstanding the foregoing, if Landlord disputes Tenant’s right to abate Base Rent and Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes, or the amount of the abatement, such dispute shall be resolved in accordance with Section 7.02.13 of Exhibit 7.02 to the Lease prior to any abatement of disputed amounts by Tenant (and, if such dispute is resolved in favor of Tenant, then Landlord shall pay Tenant interest on any amounts so abated at the Default Rate).
     Provided that (i) no Event of Default then exists, (ii) an amount of the ES Work Allowance at least equal to the ES Minimum Expenditure Threshold has been spent on Hard Costs for the Expansion Space Work and Tenant has paid for all Expansion Space Work to extent in excess of the ES Work Allowance (as reasonably evidenced to Landlord), and (iii) Finish Work or Tenant Work necessary for the occupancy of the entire Premises has been completed (other than as set forth in the Lease with respect to the ACF Space), any portion of the ES Work Allowance that has not yet been requisitioned as of the date that is three years after the date of this Amendment shall be credited against the next Rent payments due under the Lease.
6. LEED Allowance. In addition to the ES Work Allowance, Landlord shall provide Tenant with an allowance for the third party costs incurred by Tenant to prepare certifications necessary to apply for Leadership in Energy and Environmental Design (“LEED”) certification by the U.S. Green Building Council for its tenant improvements in an amount not to exceed $70,000 (the “LEED Allowance”). Landlord shall disburse the LEED Allowance to Tenant (or, at Landlord’s election, directly to Tenant’s LEED consultant) in the same manner that Landlord is obligated to disburse the ES Work Allowance, as set forth above.
7. Security Deposit. The Letter of Credit Amount is hereby increased to $1,200,000, and accordingly, the number “1,000,000” as it appears two times in Section 2.05 of the Lease is hereby deleted and replaced with the number “1,200,000” in both places. On or before the date that is thirty (30) days after the mutual execution and delivery of this Amendment, Tenant shall increase the Letter of Credit initially held by Landlord under the Lease by the amount of $200,000. Tenant’s failure to timely deliver the increase Letter of Credit to Landlord shall constitute an Event of Default under this Lease, without any notice or cure period under Article 14, and, in addition to any other remedies under the Lease, Landlord shall be entitled to draw $200,000 from the existing Letter of Credit, hold the same as a cash security deposit until such time as Tenant provides the increased Letter of Credit, and require Tenant to restore the initial Letter of Credit in full.

8. Parking. Section 20.10 of the Lease is hereby deleted in its entirety and the following is inserted in its place:
     “Landlord agrees that, during the term of this Lease, Tenant shall have the right (at no additional charge, other than to the extent provided as Operating Expenses) to use 404 (based on a ratio of 3.5 spaces per 1,000 rentable square feet of the Premises) non-designated parking spaces as may be reasonably necessary to accommodate officers, employees, guests, invitees and clients, in connection with the operation of its business following the initial Commencement Date. Included within the foregoing spaces are 40 non-designated parking spaces located in the parking garage on the lower level of the Building, with direct access to the Building lobby serving the Premises (subject to the provisions of Section 1.02(d) of this Lease). The balance of Tenant’s parking spaces shall be located in the areas shown on Exhibit 20.10, attached. At Landlord’s election and at no cost to Tenant, Landlord may designate parking spaces for exclusive use by Tenant and other tenants of the Property and may install signage or implement a pass or sticker system to control parking use, and may employ valet parking to meet the requirements of this Section. To the extent applicable to Tenant’s use of the parking spaces, the provisions of the Lease shall apply, including rules and regulations of general applicability from time to time promulgated by Landlord.”
9. Authority. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Tenant of this Amendment (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Amendment; and (d) this Amendment is a valid and binding obligation of Tenant in accordance with its terms. This warranty and representation shall survive the termination of the Lease.
     Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Landlord of this Amendment (i) are within the powers of Landlord, (ii) have been duly authorized on behalf of Landlord by all requisite action and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; and (d) this Amendment is a valid and binding obligation of Landlord in accordance with its terms. This warranty and representation shall survive the termination of the Lease.
10. Brokerage. Landlord and Tenant each represent and warrant that they have not directly or indirectly dealt with any broker with respect to the leasing of the Expansion Space other than CB Richard Ellis and Colliers Meredith & Grew (collectively, the “Broker”). Each party agrees to exonerate and save harmless and indemnify the other against any loss, cost, claim or expense

(including reasonable attorney’s fees) resulting from a breach of the forgoing representation and warranty. The Broker is to be paid by Landlord pursuant to the terms of a separate agreement.
11. Ratification. Except as hereby amended, the Lease shall remain in full force and effect, is hereby ratified and confirmed, and remains unchanged.
12. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the state in which the Property is located.
13. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Amendment under seal as of the date first noted above.

PDM 850 UNIT, LLC
By:	PD Winter Street, LLC, its sole member

By:	/s/ Paul R. Marcus
	Name:	Paul R. Marcus
	Title:	A Member of Its Executive Committee

ALKERMES, INC.
By:	/s/ Michael J. Landine
	Name:	Michael J. Landine
	Title:	Senior Vice President, Corporate Development

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